Exhibit 99.1

Golden Enterprises Announces Quarterly Results

BIRMINGHAM, Ala.--(BUSINESS WIRE)--September 22, 2011--Golden Enterprises, Inc.’s (NASDAQ: GLDC) Board of Directors today declared a quarterly dividend of $.03125 per share payable October 26, 2011 to stockholders of record as of October 3, 2011.

Golden Enterprises, Inc. saw an increase in Net Sales from the first quarter of 2011 to the first quarter of 2012 of 4%. Net sales for the first quarter were $33,245,190 compared to $31,956,084 for the same period in the prior year. Despite this increase in sales, increased commodity costs impacted margins resulting in basic and diluted earnings per share decreasing from $.09 to $.06 during the first quarter. Already higher commodity costs were exacerbated by record flooding along the Missouri and Indiana farmlands which created a shortfall in contract potato deliveries. This combined with higher demand for the Company’s product required the purchase of raw materials at higher open market prices.

While we are in a volatile environment for commodities, we see more stability in supply, although at a higher cost, as we look ahead. Management will continue to explore ways to manage these challenges as we satisfy the expectations of our consumers, customers, employees, and shareholders, in producing and selling quality snacks.

The following is a summary of net sales and income information for the thirteen weeks ended September 2, 2011 and August 27, 2010:

	THIRTEEN WEEKS ENDED
	September 02,	August 27,
	2011	2010
Net sales	$33,245,190	$31,956,084

Income before income taxes	$1,118,827	$1,733,339
Income taxes	419,256	653,200

Net income	$699,571	$1,080,139

Basic and diluted earnings per share	$.06	$.09

Basic weighted shares outstanding	11,734,632	11,739,775

Diluted weighted shares outstanding	11,734,632	11,739,775

This News Release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those forward-looking statements. Factors that may cause actual results to differ materially include price competition, industry consolidation, raw material costs and effectiveness of sales and marketing activities, as described in the Company’s filings with the Securities and Exchange Commission.

CONTACT:
Golden Enterprises, Inc.
Patty Townsend, 205-458-7132